Exhibit 99.1

PennantPark Investment Corporation Enters Into Additional $250 Million Five Year Credit Facility

NEW YORK, February 26, 2019 (GLOBE NEWSWIRE) — PennantPark Investment Corporation (the “Company”) (NASDAQ: PNNT) announced that it has established an additional $250 million secured revolving credit facility (the “Credit Facility”) through PennantPark Investment Funding I, LLC (“Funding I”), as borrower and a wholly owned subsidiary of the Company, with BNP Paribas, acting as administrative agent, and The Bank of New York Mellon Trust Company, National Association as collateral agent. This Credit Facility along with our other existing debt sources will enable us to use the flexibility and incremental leverage provided by the Small Business Credit Availability Act (“SBCAA”) in the future.

The Credit Facility has a five year term with a three year reinvestment period during which pricing is at LIBOR plus 2.6%. The key terms are such that we will be able to operate within the asset coverage covenant that the SBCAA reduced from 200% to 150%.

“We are pleased to have expanded our borrowing relationships through closing on an additional credit facility that will enable us to have the flexibility to obtain the benefits provided by the SBCAA. We believe this will result in enhanced profitability while maintaining our conservative and prudent debt profile” said Art Penn, Chairman and Chief Executive Officer. He added: “This long-term Credit Facility along with our other sources of debt financing nicely complements our permanent equity capital base.”

The Credit Facility is secured by all of the assets held by Funding I and includes customary covenants, including minimum asset coverage and minimum equity requirements.

The description above is only a summary of the material provisions of the Credit Facility and is qualified in its entirety by reference to the Credit Facility.

ABOUT PENNANTPARK INVESTMENT CORPORATION

PennantPark Investment Corporation is a business development company which principally invests in U.S. middle-market private companies in the form of first lien secured debt, second lien secured debt, subordinated debt and equity investments. PennantPark Investment Corporation is managed by PennantPark Investment Advisers, LLC.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)(B) of the Exchange Act the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports PennantPark Investment Corporation files under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. PennantPark Investment Corporation undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

CONTACT:

Aviv Efrat

PennantPark Investment Corporation

(212) 905-1000

www.pennantpark.com